Exhibit 10.1

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (this “Agreement”) is made as of the 17th day of August, 2021 (the “Effective Date”), by and among FIREBIRD MANUFACTURING, LLC, a Virginia limited liability company (“Firebird”) and CQENS TECHNOLOGIES, INC., a Delaware corporation (“CQENS”) each a “Party” and collectively the “Parties.”.

W I T N E S S E T H:

WHEREAS, CQENS has developed and patented “heat not burn” technology which allows hemp/CBD to be ingested via inhalation without the necessity of burning the organic product; and

WHEREAS, the technology and patents include an activator device that provides the heat (“Device”) and consumable packets containing a susceptor as the heating element and the hemp/CBD to be heated (“Consumables”).

WHEREAS, Firebird owns and operates a cigarette manufacturing facility in South Boston, VA, and has a number of years of experience in contracting for the distribution of its products; and

WHEREAS, Firebird also operates a smokable hemp manufacturing facility in South Boston, VA; and

WHEREAS, Firebird through its years of manufacturing experience understands how to manufacture and distribute smokable and smoke-like products and is experienced in providing formulas and blends of smokable organic product to produce a flavor and taste that is appealing to the consumer; and

WHEREAS, Firebird has or can obtain necessary licensing and regulatory approvals for the manufacturing, distribution, and sale of the products contemplated by this Agreement; and

WHEREAS, certain business opportunities (the “Business Opportunities”) have arisen for Firebird and CQENS to profit by selling the Devices and Consumables (collectively the “Products”) to certain customers in the United States (the “Customers”);

WHEREAS, the Parties wish to work together in a joint venture for the purpose of pursuing the Business Opportunities and developing additional markets for the sale of the Products in various states in the United States of America. ;

WHEREAS The Parties acknowledge that this agreement will be grounded in a governing principle that a joint venture needs to be a true, equal partnership, where each partner earns a penny only if the other partner earns a penny and no one partner earns more than the other. Members agree to regularly evaluate the partnership in light of the principle and work together to adjust if necessary.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE ONE

Overview and Definitions

1.1 Overview. The Parties hereby agree to form a Delaware Limited Liability Company (“Newco”) to pursue the Business Opportunities as set forth herein. Pursuant to this Agreement, the Parties will execute additional documents, including an Operating Agreement, a License Agreement, attached as Ex I, for the use of certain of CQEN’s intellectual property, product development agreements between CQENS and Newco and between Firebird and Newco, supply agreements between CQENS and Newco and between Firebird and Newco, and such other documents as are customary or necessary for the relationships contemplated by this Agreement.

1.2 Definitions. The definitions in the preamble shall apply.

ARTICLE TWO

Newco LLC

2.1 Formation. The parties will execute an Operating Agreement consistent with Delaware law. CQENS and Firebird will each own Fifty Percent (50%) of Newco. The Registered Office and principal place of business will be determined by subsequent agreement of the Parties.

2.2 Governance. Newco will be operated by a five-person Board of Managers. CQENS shall have the right to appoint three of the managers and Firebird shall have the right to appoint two of the managers. No manager can be removed without the affirmative vote of all the other Managers. In the event a Manager ceases to serve for any reason, the Member that appointed that Manager shall have the right to appoint a successor.

2.3 Officers. Firebird shall appoint the President, who may also be on the Board of Managers. In the event the President ceases to serve for any reason, Firebird shall submit a list of two or more candidates from which CQENS will choose a successor. The Board of Managers may appoint such other officers as it deems appropriate, and Managers may also serve as officers.

2.4 Unanimous Approvals. Except as otherwise provided herein or as required by law, all actions requiring the approval of the Board will require unanimous approval. Such actions include the strategic direction, budgets, and appointment of officers other than the President.

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2.5 Term. The initial term of the LLC will be for four years and will automatically renew for successive one-year terms provided the Board continues to unanimously agree on the strategic direction, budgets, and officers. In the event either Member determines that there are issues that may prevent unanimous approval for any period after the fourth year, that Member shall provide a minimum of one year’s notice to the other Member (or Members if additional Members have been admitted) of its concerns and intentions. For clarity, the minimum term is four years, and notice of issues must be provided at least one year prior to the possible termination date. The parties agree to negotiate in good faith and use reasonable commercial efforts to solve such concerns and issues.

2.6 Capitalization. The initial contributions of the Members shall be set out in the Operating Agreement. In general, CQENS will provide Newco an exclusive design for a Device, the equipment to manufacture and package the Consumables, and its knowledge and knowhow. Firebird will provide its licensing and regulatory approval and expertise , facilities for manufacturing, and its knowledge and knowhow. To the extent funding is required before a Board of Managers is in place, such funding will be determined by unanimous agreement of the Members.

2.7 Termination and Return of Contributions. In the event Newco’s existence ends for any reason, and subject to the rights of nonaffiliated creditors, the Members will be entitled to a return of any contribution of equipment, technology, intellectual property, and knowhow, and all license, manufacturing, or supply agreements will terminate.

2.8 Termination for Other Opportunities. In the event the LLC is terminated and the terminating Member, during the two years following the termination, either alone or in combination with others, markets a product that competes with the Products, that Member will pay the other Member Five Million Dollars ($5,000,000.00) as full and final settlement of any and all claims that the nonterminating Member might have against the terminating Member.

2.9 Withdrawal of a Member. The Operating Agreement will provide that the withdrawal of a Member does not automatically result in dissolution.

2.10 Additional Members. The admittance of additional Members can only occur upon the unanimous approval of the Board. In the event of new Members, voting rights will be equal to ownership percentage. Unless the Operating Agreement is amended, CQENS and Firebird will retain the right to appoint all the Board Members as provided herein.

2.11 Payments and Distributions. Payments owed to Members for royalties or services will be paid promptly and, if there are inadequate funds to pay such invoices in full, they will be paid proportionately. Distributions of Sixty Percent (60%) of profits will be made monthly after other expenses are paid, with each Member entitled to Fifty Percent (50%). Annually, on March 15, Newco will distribute all remaining profits to the Members.

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ARTICLE THREE

CQENS’ Services and Compensation

3.1 Device Manufacturing. CQENS and Newco will enter into a supply agreement pursuant to which CQENS will provide Newco with devices specifically configured for hemp/CBD and Newco will have the exclusive right to that configuration in the defined geographic area. Newco will pay CQENS its actual cost, plus pro rata overhead, plus Fifteen Percent (15%). CQENS will not receive a royalty related to the Devices.

3.2 Equipment for Making Consumables. With the input from and assistance of Firebird, CQENS will design and build the equipment necessary for the manufacturing of the Consumables and contribute that equipment to Newco. CQENS will license its intellectual property to Newco as necessary for Firebird to produce the Consumables. In exchange, CQENS will receive a royalty of Ten Percent (10%) of direct Consumable sales consistent with language in the license agreement.

3.3 Freedom to Operate. CQENS shall provide a freedom to operate opinion acceptable to Firebird in its sole discretion with regard to the final design of the Consumables.

ARTICLE FOUR

Firebird’s Services and Compensation

4.1 Blending and Flavoring. Firebird will provide Newco with blending and flavoring for developmental Consumables for sampling and market testing. Newco will pay Firebird its actual cost for this activity, plus pro rata overhead, plus Fifteen Percent (15%).

4.2 Consumable Manufacturing. Firebird will manufacture the Consumables using equipment provided by CQENS and at a location provided by Firebird or an affiliate. In addition, Firebird will provide the equipment necessary for packaging, transporting, storing, and otherwise manufacturing the Consumables. Except in the event of dissolution, any brands or trademarks developed by Firebird will be the property of Newco. Newco will pay Firebird its actual cost for this activity, plus pro rata overhead, plus Fifteen Percent (15%).

ARTICLE FIVE

Contract Issues

5.1 Contract Requirements. CQENS, Firebird, and/or Newco can require a written agreement covering the obligations listed herein or other obligations that may arise. Notwithstanding, common law contract principles will apply, and a contract based on oral promises, the actions of the parties, or course of dealing may exist if partial performance has occurred. Any contract that is not in writing must, however, be consistent with this Agreement.

5.2 Contracts between Newco and the Members. For any contract between Newco and any Member for which the Member is paid based on actual costs, plus overhead and Fifteen Percent (15%), the Newco Board or the other Member shall have a right to conduct an audit – separate from any audit done by the Member’s Certified Public Accountant – in order to confirm the accuracy of the charges. In the event it is determined that there was an overcharge, the overcharging Member will reimburse Newco the overcharge and will pay all professional or other fees incurred in conducting the audit.

5.3 Contracts with Third Parties. Contracts with affiliated parties must be unanimously approved by the Board. Contracts with unaffiliated parties can be entered into by Officers consistent with any authority granted to them by the Board.

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5.4 Performance. All the contracts referenced herein, and all the contracts subsequently entered into pursuant to this Agreement, will be performed promptly and in good faith, and the Parties will make every effort to provide a sufficient supply to meet the demand on a timely basis. The Parties acknowledge, however, there are uncertainties inherent in launching a new product and in receiving raw materials from third parties.

5.5 No Consequential Damages. No party will be entitled to consequential damages for a breach of this Agreement. Furthermore, any agreements referenced herein or entered into pursuant to this Agreement will also provide that no consequential damages shall be recoverable in the event of a breach.

ARTICLE SIX

CQENS’ Representations and Warranties

6.1 Authority. CQENS represents and warrants that it has the power and authority to enter into this Agreement and the agreements referenced in or contemplated by this Agreement.

6.2 Intellectual Property. CQENS represents and warrants that it is the owner of intellectual property referenced in this Agreement and more fully described in a license agreement that will be separately executed.

ARTICLE SEVEN

Firebird Representations and Warranties

7.1 Authority. Firebird represents and warrants that it has the power and authority to enter into this Agreement and the agreements referenced in or contemplated by this Agreement.

7.2 Licensing and Regulatory Approval. Firebird represents and warrants that it, or its affiliates, have or will use its good faith efforts to obtain the requisite licensing or regulatory approval that will allow Newco to operate as contemplated by this Agreement.

ARTICLE EIGHT

Noncompetition

8.1 Independent Parties. The Parties hereto are and will remain independent entities that have combined specifically to pursue the Business Opportunity. Nothing contained herein or in documents executed pursuant to this Agreement will give any party any right or interest in any aspect of the other Party’s business or business opportunities except as specifically provided.

8.2 Limited Noncompete. The parties agree to work exclusively with each other for purposes of the Business Opportunity, but for no other purpose. The parties expressly acknowledge that hemp/CBD can be and currently is being delivered to customers in other forms and that Firebird and its affiliates may continue to do so. Similarly, the parties expressly acknowledge that the Devices and the related intellectual property can be used to deliver other consumables and that CQENS can pursue such opportunities as it sees fit. Furthermore, neither Party is limited in what it can do outside the defined territory of the Business Opportunity.

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8.3 Company Opportunities. Neither Party has any obligation to present new opportunities to the other Party or to Newco if the opportunity is outside the scope of the Business Opportunity. For purposes of this provision, modifications to the Device, the Consumables, or the manufacturing of the Consumables are all deemed to be within the scope of the Business Opportunity.

ARTICLE NINE

Indemnity

9.1 Hold Harmless. As part of this Agreement and any agreements entered pursuant to it, a party that has breached a contract, representation, or warranty shall indemnify and hold harmless Newco and any other party that is sued or otherwise faces liability that it would not face if not for the breach. For example, any claim that CQENS’ technology infringes on the rights of others would be the responsibility of CQENS. Similarly, any claim by a governmental entity or agency that there were statutory or regulatory violations would be the responsibility of Firebird.

9.2 Procedure for Indemnity. Any party that may have liability or incur costs and fees because of the actions or inactions of another party can submit a claim regardless of whether it has been sued or threatened with suit, provided it can identify a basis for the potential liability. The party to whom the matter is submitted will thereafter be responsible for the defense and any liability that might result. If the Party to whom the matter has been submitted declines to assume responsibility, the Party seeking indemnity may proceed to defend and resolve the matter as it sees fit and then seek recompense in Court. In addition, a refusal to honor the indemnity obligations contained herein constitutes a default under this Agreement and any agreements entered pursuant to it.

ARTICLE TEN

Miscellaneous

10.1 Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the transactions contemplated hereunder and all prior agreements or negotiations are merged herein.

10.2 Amendments. This Agreement may be amended only by written agreement, executed by all Parties and amended consistent with its governing principle.

10.3 Assignment; Binding Nature. Either party may assign this Agreement to any corporation, limited liability company, or other entity without the permission of the other so long as that party owns any part of such assignee. Otherwise, no Party may assign any of its interests under this Agreement without the consent of all other Parties before its termination. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors, and permitted assigns.

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10.4 Waiver. Except as may be expressly provided in this Agreement or in a writing signed by the Parties, the failure of either Party to insist in any instance on strict performance of any provision of this Agreement shall not be construed as a waiver of any such provision or the relinquishment of any rights hereunder in the future.

10.5 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Delaware exclusive of its conflicts of law principles.

10.6 Notices. Any notice required by this Agreement shall be given by personal delivery or by certified mail, return receipt requested. Such notice shall be deemed delivered upon such personal delivery or three (3) days following mailing as provided herein.

10.7 Execution. This Agreement may be executed by facsimile or other electronic transmission and in any number of separate counterparts, all of which taken together shall be deemed one original instrument notwithstanding that all Parties are not signatory to the same counterpart.

10.8 Interpretation and Construction. The Parties agree that any rule of interpretation or construction to the effect that ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation, construction, or enforcement of this Agreement.

10.9 Insolvency. In the event of the bankruptcy, receivership, or insolvency of either of the Parties hereto, or should either of the Parties hereto commit any act of bankruptcy or take advantage of any bankruptcy, reorganization, composition, or arrangement statute, then such Party (hereinafter referred to as the “insolvent Party”) shall remain and continue to be liable for its share of the losses, obligations and liabilities as provided in this Agreement and shall be entitled to receive its share of the profits, if any, as provided in this Agreement, to be paid at the time and in the manner as in this Agreement provided.

IN WITNESS WHEREOF, the Parties have executed this document as of the date set forth above.

CQENS TECHNOLOGIES, INC.

	By:	/s/ Alexander Chong
Its: Chairman and CEO

FIREBIRD MANUFACTURING, LLC

	By:	/s/ Jay E. Barker
Its: Chief Executive Officer

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Ex, I to JV Agreement

INTELLECTUAL PROPERTY LICENSE AGREEMENT BETWEEN
CQENS TECHNOLOGIES INC. AND NEWCO LLC

This Intellectual Property License Agreement (this “Agreement”) is made as of _____________________, 2021, by and between

CQENS Technologies Inc. a corporation organized under the laws of the State of Delaware, with its principal place of business at 5550 Nicollet Avenue, Minneapolis, MN 55419 (“CQENS”), and

NEWCO LLC, (“NEWCO”) a limited liability company, organized under the laws of the State of Delaware, with its registered agent at ___________________, Delaware, (the “Parties”).

WHEREAS:

CQENS is the assignee and owner of the following intellectual property assets with respect to the configuration, design, manufacture, marketing, sales, and merchandising of a heated product consisting of device and consumable configuration (the “IP”): US Patent No. 10,750,787 and pending patents US 16/958,655, PCT/US2019/012204 and PCT/US2020/040779 and patents and patent applications that derive from them (the IP), and

WHEREAS:

CQENS wishes to provide a license to NEWCO, and NEWCO wishes to obtain a license from CQENS for the IP as outlined and described above.

NOW, THEREFORE, in consideration of the mutual covenants, conditions, and promises contained herein, the parties agree as follows:

ARTICLE 1 THE LICENSE

1.01 Grant and Scope of License. Right to Sublicense.

Subject to the terms and conditions of this Agreement, CQENS hereby grants to NEWCO an exclusive license for the IP for the purpose of manufacturing, distributing and marketing a consumable containing hemp and/or CBD and distributing and marketing an exclusively conformed device consistent with the IP within the United States of America (the Territory) under license during the term. Also, subject to the terms and conditions of his Agreement, CQENS grants NEWCO the right to sublicense its rights solely to affiliated parties with prior notice and the explicit approval of CQENS.

1.02 Proprietary Rights

Subject to the rights granted herein, CQENS retains all of its rights, title and interests in and to all patent rights, inventions, know-how, and trade secrets relating to the IP inside and outside of the Territory except as otherwise expressly agreed between the parties. CQENS shall not sell, dispose, or alienate in any way this Agreement without respecting NEWCO’s legal rights hereunder, and requiring any assignee to assume CQENS’s obligations hereunder in a form satisfactory to NEWCO.

ARTICLE 2 REPRESENTATIONS AND WARRANTIES

2.01 Representations and Warranties Generally

CQENS hereby makes the representations and warranties contained in this Article 2.00 to NEWCO and acknowledges that NEWCO is relying upon the accuracy of each such representation and warranty in connection with its entering into this Agreement.

2.02 Power and Authority

CQENS has the right, full corporate power, and absolute authority to enter into this Agreement and to grant the rights herein described to NEWCO in the manner herein contemplated. CQENS has taken all necessary or desirable actions, steps, and corporate or other proceedings to approve or authorize, validly and effectively, the entering in to, and the execution, delivery, and performance of this Agreement and the granting of the rights herein described. This Agreement is a legal, valid, and binding obligation of CQENS, enforceable against CQENS and NEWCO in accordance with its terms.

2.03 Intellectual Property. Commercial Utility.

CQENS is the exclusive assignee and owner of the Patents and Applications described herein and is authorized to license the Patents and Applications. CQENS has not received any notice, complaint, threat, or claim alleging infringement of the Patents and Applications. There are no charges, encumbrances, pledges, security interests, liens, actions, claims, demands or equities of any nature or kind, nor any rights or privileges capable of becoming any of the foregoing, affecting the Patents and Patent Applications. Furthermore, CQENS represents and warrants that the IP referenced herein was used in product prototyping and is sufficient to design, develop, conform and manufacture a Device and Consumables for such a Device of commercial utility and quality. In the event that the IP proves insufficient for commercial utility CQENS will enhance the IP at its cost in order to commercialize a product.

2.04 No Other Obligations

No person has or has made any claim or notification to CQENS alleging any written or oral agreement, understanding or commitment, or any right or privilege (whether by law or contractual) capable of becoming an agreement or commitment, to obtain rights in and to the Patents and Patent Applications that would conflict with the rights herein granted to NEWCO.

2.05 Warranty Disclaimer

CQENS makes and NEWCO receives no warranties of any kind, either expressed or implied, statutory or otherwise. CQENS specifically disclaims any and all implied warranties or conditions of merchantability, satisfactory quality or fitness for a particular purpose.

2.06 Infringement Actions

In the event litigation is instituted against a third party for infringement of the IP under this Agreement in the Territory, CQENS will be the party instituting the lawsuit and shall bear the cost of the litigation and shall control the litigation proceedings. NEWCO will cooperate with CQENS at the expense of the party who instituted the lawsuit. Should NEWCO wish to be represented, it can be by counsel of its choice at its own expense.

2.07 Sufficiency of the IP

The IP constitutes all of the intellectual property rights and know-how, of any nature whatsoever, necessary to manufacture an activator device that provides heat (the “Device”) and consumable packets containing a susceptor as the heating element and the hemp/CDB to be heated (the “Consumables”). The manufacture of the Device and the Consumables by NEWCO using the IP will not infringe on the intellectual property rights of any party.

ARTICLE 3 NEWCO COVENANTS

3.01 Covenants Generally

NEWCO hereby makes the covenants contained in this Article 3.00 to CQENS and acknowledges that CQENS is relying upon the accuracy of such covenant in connection with its entering into this Agreement.

3.02 No Competing

During the term of this license agreement NEWCO hereby agrees to not market any other products containing HnB technologies, systems or solutions in competition with the IP.

3.03 Patent Marking

NEWCO will mark all products manufactured, distributed, marketed, merchandised and/or sold pursuant to this Agreement with the relevant numbers indicating Patents or Patent Applications. The marking will be in conformance with the patent laws and other laws of the United States of America.

ARTICLE 4 CQENS COVENANTS

4.01 Upgrades/Enhancements

CQENS shall provide NEWCO with any modifications to the IP for bug fixes and/or fixes of minor errors and/or corrections and/or minor enhancements containing no new major feature as well as enhancements covering any new set of functionality/capabilities and/or major enhancements

4.02 Support

CQENS shall provide NEWCO with training and ongoing support for the IP to NEWCO by assisting with and providing solutions and know-how to any technology based issues, glitches or needs that arise in the manufacture of the Device and the Consumables by NEWCO.

ARTICLE 5 ROYALTIES

In consideration for the rights it has been granted, NEWCO shall pay to CQENS royalties in the amount of ten percent (10%) of the price of any and all direct sales of consumables made by NEWCO to nonaffiliated parties. The royalties shall be payable on an annual basis, the date of which shall be mutually agreed upon by the parties. During the term of this Agreement, and for a period of 18 months after any termination of it, NEWCO shall keep accurate books of account and all business records at its principal place of business covering all transactions subject to the royalty under this Agreement. There will be no royalties on the devices.

ARTICLE 6 INDEMNIFICATIONS

6.01 CQENS Indemnity

CQENS agrees to indemnify and hold NEWCO harmless from and against all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) suffered or incurred by NEWCO as a result of or arising directly or indirectly out of or in connection with:

1.	any breach by CQENS of or any material inaccuracy of any representation or warranty of CQENS contained in this Agreement;

2.	any breach or non-performance by CQENS of any covenant to be performed by it that is contained in this Agreement; and

3.	infringement of any third party intellectual property rights in respect of the IP, other than any claim arising as a result of modifications to the product performed by or on behalf of NEWCO.

4.	Notwithstanding the foregoing but subject to Section 2.06, in the event that the IP, or any part thereof is held to constitute an infringement on the intellectual property of any third party,

CQENS, at its option and expense, may either (a) indemnify NEWCO as above or (b) indemnify NEWCO from and against any damages for such pre-existing infringement, and (i) amend the Patent and/or Patent Application to make it non-infringing, (ii) procure for NEWCO the right to use the infringing materials, and/or (iii) replace the infringing Patent or Patent Applications with other suitable non-infringing rights having functionality that is substantially the same in all material respects to those held to infringe.

6.02 NEWCO Indemnity

NEWCO agrees to indemnify and hold CQENS harmless from and against all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) suffered or incurred by the Licensor as a result of or arising directly or indirectly out of or in connection with:

1. any material breach or non-performance by NEWCO of any covenant to be performed by it that is contained in this Agreement;

2, any breach arising from or relating to any use and distribution of the product by NEWCO other than as expressly provided herein; and

3. any infringement of any third party intellectual property rights which infringement arises from modifications to the Product performed by or on behalf of NEWCO, except to the extent such claim is covered under Section 6.01.

6.03 Indemnification Procedure

Any party seeking indemnification under Article 5.00 (the “Indemnitee”) in respect of a third party claim shall (i) promptly notify the indemnifying party (the “Indemnitor”) of such claim, (ii) provide the Indemnitor sole control over the defense and/or settlement thereof, and (iii) at the Indemnitor’s request and expense, provide full information and reasonable assistance to Indemnitor with respect to such claims. Without limiting the foregoing, with respect to third party claims brought under Sections 6.01, the Indemnitee, at its own expense, shall have the right to participate with counsel of its own choosing in the defense and/or settlement of any such claims.

ARTICLE 7 TERM AND TERMINATION

7.01 Term

The term of this Agreement shall be for the life of the relevant IP on the date of execution of this Agreement and shall continue in full force and effect unless terminated in accordance with this Article 6.00 and/or the dissolution of NEWCO.

7.02 Termination for Cause

Either party may terminate this Agreement for breach of the Agreement as follows:

If any representation or warranty provided for herein proves to be materially inaccurate, or if either party materially breaches any covenant provided for herein and such breach is not cured within thirty (30) days after the non-breaching party gives written notice to the breaching party of such breach, the non-breaching party shall have the right to terminate this Agreement immediately upon the expiration of such thirty (30) day period. If the nature of the breach is such that more than thirty (30) days are required for cure, the non-breaching party shall have the right to terminate upon written notice if the breaching party fails to commence efforts to cure such default within the thirty (30) day period and in any event such cure is not completed within a reasonable period of time after the commencement of such 30 day period.

ARTICLE 8 GENERAL

8.01 Governing Law and Jurisdiction

This Agreement shall be governed by and construed under the laws of the State of Minnesota, without reference to conflict of laws principles. The parties agree that any dispute arising under this Agreement or out of the negotiation of or the relationship that is being formed pursuant to this Agreement will only be venued in the State or Federal Courts of Minnesota, and consent to such jurisdiction and venue.

8.02 Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.03 Notices

Any notice, demand, or other communication ( “Notice” ) required or permitted to be given or made shall be in writing and shall be sufficiently given or made if delivered in person, sent by facsimile transmission, or sent by prepaid first class registered mail during normal business hours on a Business Day and addressed as follows:

8.04 Entire Agreement

The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and writings.

8.05 Counterparts

This Agreement may be executed in any number of counterparts and when so executed and delivered shall have the same force and effect as though all signatures appeared on one document.

8.06 Further Assurances

Each party covenants and agrees to do and cause all things to be done and execute and deliver all such documents as may be required in order to carry out the provisions of this Agreement.

8.07 Severability

The provisions of this agreement shall be severable, and if any provision of this Agreement shall be held or declared to be illegal, invalid, or unenforceable, such illegal, invalid or unenforceable provision shall be severed from this Agreement and the remainder of this Agreement shall remain in full force and effect, and the parties shall negotiate a substitute, legal, valid and enforceable provision that most nearly reflect the parties’ intent in entering into this Agreement.

(Signature Page to Follow)

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have entered into this Agreement.

CQENS TECHNOLOGIES INC.

By:
Name:
Title:

NEWCO

By:
Name:
Title: